Exhibit 99.1

News Article

Wet Seal Announces Agreement and Interim Funding From Investors; Funding to Turn Around Wet Seal Stores and Fuel Continued Growth at Arden B.

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—Nov. 9, 2004—The Wet Seal, Inc. (NASDAQ:WTSLA) announced that it had signed a Securities Purchase Agreement with S.A.C. Capital Associates, LLC an entity managed by S.A.C. Capital Advisors, LLC, and other investors (“Buyers”). In addition, the Company has engaged Michael Gold, a highly successful retail executive who owns more than 400 retail clothing stores in Canada and the U.S., as a consultant to guide merchandising initiatives and to work with the Company to streamline operations.

The Wet Seal Board of Directors named Henry Winterstern Chairman of the Board. Mr. Winterstern, current board member of MGM Studios and Dick Clark Productions, has a 20-year track record as a strategic advisor for large institutions such as Capital Communications, a media and telecom investment fund of the Caisse de Depot et de Placement, and the Whitehall Street Fund, a fund managed by Goldman Sachs. He commented: “With this interim financing and anticipated investment and the addition of Michael Gold, one of the more experienced and successful operators in the clothing retail space, we feel that we have selected a capable and talented team to lead Wet Seal going forward. This investment will enable the Wet Seal brand to thrive again as a leading clothing retailer and help bolster the already successful growth of Arden B. We worked tirelessly to identify and structure the right investment vehicle for Wet Seal and we feel that this deal moves the Company in the right direction.”

At its Board of Directors meeting held on Monday, November 8, 2004, the Company accepted the resignation of Peter D. Whitford as its CEO and Board Chairman. Mr. Whitford’s resignation is the subject of a separate release being made today. In addition, the board accepted the resignation of Anne Zehren as a director.

The board appointed Joseph Deckop, Executive Vice President, as interim CEO. Mr. Deckop is a seasoned retail executive with roles in both finance and operations at companies like Disney Stores, Victoria’s Secret and The Limited Stores. Mr. Deckop commented: “This is a tremendous opportunity for Wet Seal, S.A.C. and our shareholders. The interim financing and anticipated infusion of capital provides a critical element to our turnaround strategy and growth plans. I am excited about the future and look forward to working with this dynamic and highly respected team.”

Prior to this announcement, The Board had appointed a Special Committee to consider financing options consisting of Henry Winterstern, as Chairman, Howard Gross and Alan Siegel. Upon the execution of the Securities Purchase Agreement the Special Committee has successfully completed its task. The Board, at its meeting, expressed its gratitude on behalf of itself, the shareholders, and the employees of the Company for the work of the Special Committee and, especially, Henry Winterstern and Alan Siegel.

Details for the Agreement:

The terms of the agreement are as follows. The Wet Seal (“Company”) will issue and sell to the Buyers an aggregate of $40,000,000 of the Company’s secured Convertible Notes having an initial conversion price of $1.50 per share, two series of Additional Investment Right Warrants (“AIRS”) to purchase up to an additional $15,850,000 of secured Convertible Notes, all of which are convertible into Class A Common Stock of the Company at initial prices ranging from $1.65 to $1.75 per share of Class A Common Stock and, subject to satisfaction of certain conditions, as to which the Company has the right to require exercise into additional secured Convertible Notes which, upon this forced exercise, will have an initial conversion price equal to the lesser of the then market price and $1.65 to $1.75, as the case may be.; and, multiple tranches of Warrants to purchase up to 13,600,000 shares of Class A Common Stock of the Company, exercisable for up to five years from the date of issuance at initial exercise prices ranging from $1.75 to $2.75 per share (all of which are “Securities”). Warrants to purchase up to 2,300,000 of these shares, exercisable for up to four years at an initial exercise price of $1.75 per share, have been issued to the Buyers in connection with entering into the Securities Purchase Agreement. The Notes and the Warrants will have full ratchet antidilution protection for any future stock issuances below their exercise or conversion price as the case may be.

Each Buyer will be prohibited from converting any Notes or exercising any Warrants if as a result it would own beneficially at any time more than 9.99% of the outstanding Class A Common Stock of the Company. The Company and the Buyers also entered into an agreement whereby a secured term loan of $10,000,000 will be promptly made to the Company as a bridge financing facility. Under the terms of the Securities Purchase Agreement, the Company is required to obtain shareholder approval, pursuant to a proxy solicitation, of the issuance of the Securities as well as the increase in the number of shares of Class A Common Stock which the Company is authorized to issue and other related matters.

The Securities Purchase Agreement has other conditions precedent to closing including the absence of a “material adverse change” as defined.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 464 Wet Seal stores and 95 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products, proposed financing transactions or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT: ATG Communications, Inc. for The Wet Seal, Inc.

Ann Garrett, 818-501-8499

anngarrett@earthlink.net

SOURCE: The Wet Seal, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding The Wet Seal, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.